SECOND AMENDMENT

TO THE

READING INTERNATIONAL, INC.

2020 STOCK INCENTIVE PLAN

This Second Amendment (“Amendment”) to the Reading International, Inc. 2020 Stock Incentive Plan (as amended from time to time, the “2020 Stock Plan”), is made and adopted by Reading International, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company adopted the 2020 Stock Plan on November 4, 2020, as amended by that certain First Amendment to the Reading International, Inc. 2020 Stock Incentive Plan adopted by the Company on December 4, 2023;

WHEREAS, Section 12(a) of the 2020 Stock Plan provides that the Company’s board of directors (the “Board”) may amend the 2020 Stock Plan from time to time, provided that no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any securities exchange listing requirements; and

WHEREAS, the Board desires to amend the 2020 Stock Plan to increase the number of shares of Class A Stock reserved for issuance under the 2020 Stock Plan by 3,500,000 shares of Class A Stock from 2,221,807 shares to 5,721,807 shares, subject to approval by the Class B stockholders of the Company.

NOW THEREFORE, the 2020 Stock Plan is hereby amended as follows:

1.Section 4(a) of the 2020 Stock Plan is hereby amended and restated in its entirety as follows:

“(a)Share Reserve. Subject to the provisions of subsection 11(a) relating to adjustments upon changes in Common Stock, the number of shares of Common Stock that may be issued pursuant to, or that may be subject to, Stock Awards shall not exceed in the aggregate (x) 5,721,807 shares of Class A Stock plus any shares of Class A Stock subject to Prior Plan Awards which, on or after the Board Approval Date, become available for Awards pursuant to subsection 4(b) and (y) 200,000 shares of Class B Stock. Subject to the provisions of subsection 11(a) relating to adjustments upon changes in Common Stock, if all Prior Plan Awards were forfeited, the number of shares of Common Stock that may be issued pursuant to, or that may be subject to, Stock Awards, shall not exceed 6,556,053 shares of Class A Stock and 200,000 shares of Class B Stock. Subject to subsection 4(b), the number of shares available for issuance under the Plan shall be reduced by (i) one share for each share of Common Stock issued pursuant to a Stock Award granted under Section 6 or Section 7 and (ii) one share for each Common Stock equivalent subject to a stock appreciation right granted under subsection 7(c). Each Stock Award shall be denominated in either Class A Stock or Class B Stock as the Board shall determine at the time of grant. For the avoidance of doubt, the number of shares of Class B Stock that may be issued under this Plan shall not exceed in the aggregate more than five percent (5%) of the shares of Class B Stock outstanding as of the Board Approval Date, unless such greater number of shares of Class B Stock is approved for issuance pursuant to Stock Awards by the holders of a majority of the outstanding shares of Class B Stock. Subject to the provisions of subsection 11(a) relating to adjustments upon change in Common Stock, the maximum number of shares of Common Stock that may be issued upon the exercise of Incentive Stock Options is 6,556,053 shares of Class A Stock and 200,000 shares of Class B Stock.”

2.This Amendment shall be effective as of December 5, 2024 (the “Effective Date”).

3.Except as amended herein, all other provisions of the 2020 Stock Plan remain unchanged and in full force and effect.  In the event of any inconsistency between the provisions of the 2020 Stock Plan and this Amendment, the terms of this Amendment shall control.

4.Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the 2020 Stock Plan.